Exhibit 99.1
Nurix Therapeutics Reports Third Quarter Fiscal 2023 Financial Results and Provides a Corporate Update
Announced strategic collaboration with Seagen to develop a portfolio of Degrader-Antibody Conjugates, resulting in a $60 million upfront payment
Achieved an additional $8 million in research milestones for the quarter, resulting in milestone and license fee payments totaling $35.5 million year-to-date from Gilead and Sanofi
Maintained strong financial position with cash runway into the second quarter of 2025
San Francisco, CA, October 12, 2023 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical stage biopharmaceutical company developing targeted protein modulation drugs designed to treat patients with hematologic malignancies and solid tumors, today reported financial results for the fiscal quarter ended August 31, 2023, and provided a corporate update.
“As our drug development pipeline continues to advance in the clinic, we are excited to add to our pipeline with Seagen to advance a portfolio of Degrader-Antibody Conjugates, or DACs, a new class of highly selective cancer therapeutics,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “Nurix enters the fourth quarter of 2023 in a strong financial position due to our ability to access significant revenue from corporate partners including our recently announced agreement with Seagen and ongoing strategic collaborations with Gilead and Sanofi.”
Recent Business Highlights
•Nurix announced a first of its kind strategic collaboration with Seagen: In September, Nurix entered a collaboration with Seagen to develop a portfolio of Degrader-Antibody Conjugates (DACs): antibodies that deliver a targeted protein degrader payload to selectively kill cancer cells. Nurix received a $60 million upfront payment and has the potential to receive approximately $3.4 billion in milestone payments plus future royalties. Nurix also retains an option for U.S. profit sharing and co-promotion on two products arising from the collaboration. In addition, Nurix announced that with the receipt of the $60 million upfront payment, Nurix expects that its existing cash, cash equivalents and marketable securities, excluding any future potential milestones from collaborations, will be sufficient to fund its operating activities into the second quarter of 2025.
•Nurix expanded its Phase 1a trial of NX-1607 to include a combination with paclitaxel: In August, Nurix treated the first patient with NX-1607 in combination with paclitaxel. The decision to initiate combination trials was informed by the evolving safety and activity data from Phase 1a.
Upcoming Program Highlights*
•NX-5948: NX-5948 is an orally bioavailable degrader of Bruton’s tyrosine kinase (BTK) designed without immunomodulatory activity. Nurix is evaluating NX-5948 in a Phase 1 clinical trial in adults with relapsed or refractory B-cell malignancies and expects to present initial clinical data from the Phase 1a portion of the study in the second half of 2023. In addition, Nurix expects to define a dose for the Phase 1b cohort expansion in the second half of 2023. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05131022).
•NX-2127: NX-2127 is an orally bioavailable degrader of BTK with immunomodulatory activity for the treatment of patients with relapsed or refractory B-cell malignancies. Nurix is conducting a Phase 1 clinical trial of NX-2127, which includes three Phase 1b expansion cohorts in patients with diffuse large B cell lymphoma (DLBCL), mantle cell lymphoma (MCL) and chronic lymphocytic leukemia (CLL). Nurix anticipates presenting additional clinical results from this ongoing trial in the second half of 2023. Nurix also anticipates defining a regulatory strategy for NX-2127 in the second half of 2023 based on emerging clinical data and feedback from the FDA. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT04830137).
•NX-1607: Nurix’s lead drug candidate from its targeted protein elevation portfolio, NX-1607, is an orally bioavailable inhibitor of the E3 ligase Casitas B-lineage lymphoma proto-oncogene B (CBL-B) for immuno-oncology indications including a range of solid tumor types and lymphoma. Nurix is evaluating NX-1607 in an ongoing, Phase 1a dose escalation trial in monotherapy and in a combination cohort utilizing paclitaxel in adults in a range of oncology indications. Nurix expects to present clinical data from the Phase 1a portion of the study and to define a dose for Phase 1b cohort expansion in the second half of 2023. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05107674).

•NX-0479/GS-6791: GS-6791 (previously NX-0479) is a potent, selective, oral IRAK4 degrader. Degradation of IRAK4 by GS-6791 has potential applications in the treatment of rheumatoid arthritis and other inflammatory diseases. Nurix’s partner, Gilead Sciences, is responsible for conducting IND-enabling studies and advancing this program to clinical development.
•Continued advancement of strategic collaborations with Gilead and Sanofi: Nurix expects to continue to achieve substantial research collaboration milestones throughout the terms of its collaborations with Gilead and Sanofi.
*Expected timing of events throughout this press release is based on calendar year quarters.
Fiscal Third Quarter 2023 Financial Results
Revenue for the three months ended August 31, 2023, was $18.5 million compared to $10.8 million for the three months ended August 31, 2022. The increase was primarily due to a higher percentage of completion of performance obligations and an increase in the value of milestones achieved in the current period. During the three months ended August 31, 2023, Nurix achieved research milestones under its collaborations with Gilead and Sanofi totaling $6.0 million and $2.0 million, respectively.
Research and development expenses for the three months ended August 31, 2023, were $47.9 million compared to $47.8 million for the three months ended August 31, 2022. There was an increase in clinical costs as Nurix continued its clinical trial programs and ongoing patient enrollment, primarily offset by a decrease in research related costs and in contract manufacturing. There was also an increase in facility and other costs primarily driven by additional investments in information technology and lease related expenses.
General and administrative expenses for the three months ended August 31, 2023, were $10.6 million compared to $9.7 million for the three months ended August 31, 2022. The increase was primarily related to an increase in non-cash stock-based compensation expense and an increase in professional service costs related to the Seagen collaboration agreement, offset by a decrease in outside consulting costs.
Net loss for the three months ended August 31, 2023, was $37.0 million, or ($0.68) per share, compared to a net loss of $45.7 million for the three months ended August 31, 2022, or ($0.90) per share.
Cash, cash equivalents and marketable securities was $268.7 million as of August 31, 2023, compared to $308.6 million as of May 31, 2023.
About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of medicines based on the modulation of cellular protein levels as a novel treatment approach for cancer and other challenging diseases. Leveraging extensive expertise in E3 ligases together with proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform, to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin-proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned, clinical stage pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates activation of multiple immune cell types including T cell and NK cells. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com.

Forward Looking Statements
This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding Nurix’s future financial or business performance; Nurix’s future plans, prospects and strategies; Nurix’s current and prospective drug candidates; the planned timing and conduct of Nurix’s clinical trial programs for our drug candidates; the planned timing for the provision of updates and findings from Nurix’s clinical studies; the potential benefits of the Nurix-Seagen collaboration, including potential milestone and sales-related payments; the potential advantages and therapeutic benefits of Degrader-Antibody Conjugates; the potential advantages of Nurix’s DELigase™ platform and drug candidates; the extent to which Nurix’s scientific approach, Nurix’s DELigase™ platform and Degrader-Antibody Conjugates may potentially address a broad range of diseases; and Nurix’s ability to fund it operating activities into the second quarter of 2025. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, its future plans and strategies, its development plans, its preclinical and clinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to Nurix’s ability to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) the timing and results of preclinical studies and clinical trials; (iii) Nurix’s ability to fund development activities and achieve development goals; (iv) the timing and receipt of payments from Nurix’s collaboration partners, including milestone payments and royalties on future potential product sales; (v) the impact of macroeconomic conditions, including inflation, increasing interest rates, volatile market conditions, instability in the global banking system, uncertainty with respect to the federal budget and debt ceiling, and global events, including regional conflicts around the world, on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (vi) Nurix’s ability to protect intellectual property and (vii) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2023, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.
Contacts:

Investors:	Media:
Silinda Neou	Aljanae Reynolds
Nurix Therapeutics	Wheelhouse Life Science Advisors
ir@nurixtx.com	areynolds@wheelhouselsa.com

Elizabeth Wolffe, Ph.D.
Wheelhouse Life Science Advisors
lwolffe@wheelhouselsa.com

Nurix Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2023	2022	2023	2022
Revenue:
Collaboration revenue	$18,467	$10,791	$41,828	$31,844
License revenue	—	—	20,000	—
Total revenue	18,467	10,791	61,828	31,844
Operating expenses:
Research and development	47,856	47,761	139,435	138,391
General and administrative	10,623	9,748	32,122	28,630
Total operating expenses	58,479	57,509	171,557	167,021
Loss from operations	(40,012)	(46,718)	(109,729)	(135,177)
Interest and other income, net	3,030	1,009	7,737	1,534
Net loss	$(36,982)	$(45,709)	$(101,992)	$(133,643)
Net loss per share, basic and diluted	$(0.68)	$(0.90)	$(1.88)	$(2.85)
Weighted-average number of shares outstanding, basic and diluted	54,390,859	50,868,542	54,227,491	46,835,776

Nurix Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 31, 2023	November 30, 2022
Assets
Current assets:
Cash and cash equivalents	$42,304	$64,474
Marketable securities, current	216,548	244,667
Accounts receivable	2,000	—
Prepaid expenses and other current assets	7,097	9,308
Total current assets	267,949	318,449
Marketable securities, non-current	9,882	63,879
Operating lease right-of-use assets	9,027	12,345
Property and equipment, net	16,581	17,163
Restricted cash	901	901
Other assets	3,855	4,022
Total assets	$308,195	$416,759
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,187	$5,064
Accrued expenses and other current liabilities	21,907	22,428
Operating lease liabilities, current	5,362	5,530
Deferred revenue, current	32,037	37,633
Total current liabilities	61,493	70,655
Operating lease liabilities, net of current portion	2,642	6,434
Deferred revenue, net of current portion	10,243	35,974
Total liabilities	74,378	113,063
Stockholders’ equity:
Common stock	49	47
Additional paid-in-capital	738,240	709,220
Accumulated other comprehensive loss	(1,228)	(4,319)
Accumulated deficit	(503,244)	(401,252)
Total stockholders’ equity	233,817	303,696
Total liabilities and stockholders’ equity	$308,195	$416,759